[Kirkland & Ellis LLP Letterhead]
February 8, 2006
EXHIBIT 8.1
Capital Auto Receivables, Inc.
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

Re:	Federal Income Tax Consequences
     We are issuing this opinion letter in our capacity as special counsel to Capital Auto Receivables, Inc. (the “Depositor”) and General Motors Acceptance Corporation (“GMAC”) in connection with the issuance of Offered Notes (as defined on Exhibit A hereto) and Privately Placed Notes (as defined on Exhibit B hereto) by Capital Auto Receivables Asset Trust 2006-1 (the “Trust”) pursuant to an Indenture (the “Indenture”), between the Trust and JPMorgan Chase Bank, N.A., as indenture trustee (the “Indenture Trustee”), to be dated as of February 16, 2006 (the “Issuance Date”). The Privately Placed Notes will be sold by the Depositor in separate transactions intended to be exempt from the registration requirements of the Act. Only the Offered Notes are being offered for sale in a transaction pursuant to the registration requirements of the Act.
     We are familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Offered Notes, and in order to express the opinion hereinafter stated, we have examined:
     (i) a copy of the registration statement on Form S-3 (File No. 333-105077) (the “Registration Statement”) that was filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Act on May 8, 2003, as amended by Pre-Effective Amendment No. 1 on May 16, 2003, by Post-Effective Amendment No. 1 on February 1, 2006, and by Post-Effective Amendment No. 2 on February 2, 2006, with respect to asset-backed notes and certificates, including the Offered Notes, to be issued and sold in series from time to time, in the form in which it became effective, including the exhibits thereto.
     (ii) a copy of the form of preliminary prospectus supplement relating to the Offered Notes in the form filed with the Commission on February 10, 2006 pursuant to Rule 424(b)(5) under the Act and the prospectus dated February 8, 2006 relating thereto;
     (iii) a copy of the Trust Agreement, dated as of January 26, 2006, and the form of amended and restated Trust Agreement, to be dated as of the Issuance Date, each between the Depositor and Deutsche Bank Trust Company Delaware, as owner trustee;
     (iv) a form of the Trust Sale and Servicing Agreement among the Depositor, GMAC, as servicer, and the Trust;
     (v) a form of the Indenture;
     (vi) a form of the Pooling and Servicing Agreement, between GMAC and the Depositor;

Capital Auto Receivables, Inc.
February 8, 2006

     (vii) a form of the Administration Agreement among the Trust, the Indenture Trustee and GMAC, as administrator; and
     (viii) such other documents as we have deemed necessary for the expression of the opinions contained herein.
     The documents described in clauses (iii) through (vii) collectively are referred to herein as the “Transaction Documents”.
     We have examined such other documents and such matters of law, and we have satisfied ourselves as to such matters of fact, as we have considered relevant for purposes of this opinion.
     The opinion set forth in this letter is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. Moreover, the statutory provisions, regulations, interpretations and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the IRS. Our opinion is in no way binding on the IRS or any court, and it is possible that the IRS or a court could, when presented with these facts, reach a different conclusion. In rendering such opinion, we have assumed that the Trust will be operated in accordance with the terms of the Transaction Documents.
     Based on the foregoing and assuming that the Transaction Documents are duly authorized, executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Transaction Documents in fact occur in accordance with the terms thereof, to the extent that the discussions presented in the Prospectus under the caption “Federal Income Tax Consequences” expressly state our opinion, or state that our opinion has been or will be provided as to any series of Securities, we hereby confirm and adopt such opinion herein. There can be no assurance, however, that the conclusions of U.S. federal tax law presented therein will not be successfully challenged by the IRS or significantly altered by new legislation, changes in IRS positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.
     Except for the opinions expressed above, we express no opinion as to any other tax consequences of the transaction to any party under federal, state, local or foreign laws. In addition, we express no opinion as to the laws of any jurisdiction other than the federal laws of

Capital Auto Receivables, Inc.
February 8, 2006

the United States of America to the extent specifically referred to herein. This letter is limited to the specific issues addressed herein and the opinions rendered above are limited in all respects to laws and facts existing on the date hereof. By rendering these opinions, we do not undertake to advise you with respect to any other matter or of any change in such laws or facts or in the interpretations of such laws which may occur after the date hereof or as to any future action that may become necessary to maintain the character of any Offered Notes as described in the Prospectus and the Prospectus Supplement or to maintain the Trust as an entity that will not be taxable as an association or publicly traded partnership taxable as a corporation for federal income tax purposes.
     We hereby consent to the filing of this opinion on Form 8-K in connection with the sale of the Offered Notes. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Kirkland & Ellis LLP KIRKLAND & ELLIS LLP

EXHIBIT A
Offered Notes
(i) $450,000,000 aggregate principal amount of the Class A-2a 5.03% Asset Backed Notes (the “Class A-2a Notes”);
(ii) $1,060,000,000 aggregate principal amount of the Class A-2b Floating Rate Asset Backed Notes (the “Floating Rate Notes,” and collectively with the Class A-2a Notes, the “Class A-2 Notes”);
(iii) $650,000,000 aggregate principal amount of the Class A-3 5.03% Asset Backed Notes (the “Class A-3 Notes”);
(iv) $252,835,000 aggregate principal amount of the Class A-4 5.04% Asset Backed Notes (the “Class A-4 Notes”);
(v) $126,052,000 aggregate principal amount of the Class B 5.26% Asset Backed Notes (the “Class B Notes”); and
(vi) $47,270,000 aggregate principal amount of the Class C 5.55% Asset Backed Notes (the “Class C Notes”).
The Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes, the Class B Notes and the Class C Notes are referred to collectively herein as the “Offered Notes.”

EXHIBIT B
Privately Placed Notes
(i) $510,000,000 aggregate principal amount of the Class A-1 4.642% Asset Backed Notes (the “Class A-1 Notes”); and
(ii) $31,513,000 aggregate principal amount of the Class D 7.16% Asset Backed Notes (the “Class D Notes”).
The Class A-1 Notes and the Class D Notes are referred to collectively herein as the “Privately Placed Notes”.